Exhibit 107

Calculation of Filing Fee Table

        S-3

(Form Type)

            Beacon Roofing Supply, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c)	15,171,964	$85.04	$1,290,223,818.56	0.00011020	$142,182.66

Total Offering Amounts:					$1,290,223,818.56		$142,182.66

Total Fees Previously Paid:							$ —

Total Fee Offsets:							$ —

Net Fee Due:							$142,182.66

(1)	Represents the number of shares of the common stock of Beacon Roofing Supply, Inc. registered for resale by the selling stockholder named in the Registration Statement.

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall include such indeterminate number of shares of common stock as may be issuable by the registrant with respect to the shares being registered as a result of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $85.04, which represents the average of the high and low prices per share of the registrant’s common stock on August 3, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission), as reported on the NASDAQ Global Select Market.